Exhibit 99.1
Dynamex — Appointment of Craig Lentzsch to the Company’s Board of Directors.
June 4, 2008

5429 Lyndon B Johnson
Freeway, Suite 1000
Dallas, TX 75240
(214) 560-9000
Fax: (214) 560-9349
For immediate release
For further information contact:
Ray Schmitz, Vice President & CFO
214-560-9308
ray.schmitz@dynamex.com
CRAIG LENTZSCH JOINS DYNAMEX BOARD OF DIRECTORS
June 3, 2008 — Dallas, Texas — Dynamex Inc. (NASDAQ: DDMX), a leading provider of same-day delivery and logistics services in the United States and Canada, announced today the appointment of Craig Lentzsch to the Company’s Board of Directors.
Mr. Lentzsch has substantial experience in the transportation, distribution and financial industries. Most recently, he served as chairman and chief executive of Coach American Holdings, Inc. He also served as president and chief executive officer of Greyhound Lines, Inc. Prior to that, Mr. Lentzsch served as executive vice president and chief financial officer of Motor Coach Industries International, Inc. Mr. Lentzsch has also held executive positions with Continental Asset Services, Inc., Buslease, Inc., Holiday Inns Transportation Group and Booz, Allen & Hamilton. Mr. Lentzsch served in the U.S. Air Force and holds a B.S. in Applied Mathematics from the Georgia Institute of Technology and a Master of Business Administration from the Wharton Graduate Division at the University of Pennsylvania.
“We are very pleased that Craig has agreed to join our Board,” stated Rick McClelland, Dynamex Chairman and Chief Executive Officer. “His diverse experience in the transportation, distribution and financial industries will be beneficial to our Board and our Company. We look forward to working with him.”
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About Dynamex
Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.
This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission. In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.